Exhibit 99.3

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

1.	INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

2.	INDEX TO FINANCIAL STATEMENT SCHEDULES

The following financial statement schedule is filed as part of this report and should be read in conjunction with the consolidated financial statements.

Schedule		Page

II	Valuation and Qualifying Accounts	28

All other schedules not listed above have been omitted because they are inapplicable or not required.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Ask Jeeves, Inc.

We have audited the accompanying consolidated balance sheets of Ask Jeeves, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2002. Our audits also included the financial statement schedule listed in the Index to Financial Statement Schedules. These financial statements and the financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ask Jeeves, Inc. at December 31, 2002 and 2001, and the consolidated results of its operations, and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ ERNST & YOUNG LLP

Walnut Creek, California
January 22, 2003,
except for Note 16, to which the date is
September 17, 2003

CONSOLIDATED BALANCE SHEETS

	December 31,
(in thousands, except share data)	2002	2001
Assets
Current assets:
Cash and cash equivalents	$27,613	$33,125
Marketable securities	5,762	18,671
Restricted cash and marketable securities	11,065	15,489

Total cash, cash equivalents and marketable securities	44,440	67,285
Accounts receivable, net of allowance for doubtful accounts of $1,593 and $1,032 at December 31, 2002 and 2001, respectively	7,600	6,484
Prepaid expenses and other current assets	2,272	2,379
Assets of discontinued operations	2,699	2,711

Total current assets	57,011	78,859
Restricted marketable securities	—	9,317
Property and equipment, net	10,922	16,459
Intangible assets, net	2,948	5,384
Other assets	1,295	1,319

Total assets	$72,176	$111,338

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$1,515	$3,345
Accrued compensation and related expenses	3,598	4,045
Accrued marketing expenses	163	1,060
Accrued restructuring costs	1,892	18,346
Other accrued liabilities	5,959	5,312
Deferred revenue(1)	8,633	14,302
Deferred gain on joint venture	6,226	—
Borrowings under line of credit	11,000	11,000
Capital lease obligations	572	892
Liabilities of discontinued operations	3,015	4,025

Total current liabilities	42,573	62,327
Other liabilities	326	1,797

Total liabilities	42,899	64,124

Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $.001 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $.001 par value; 150,000,000 shares authorized; 41,418,334 and 39,482,015 shares issued and outstanding at December 31, 2002 and 2001, respectively	725,366	722,310
Notes receivable from stockholders	—	(57)
Deferred stock-based compensation	(7)	(98)
Accumulated deficit	(696,735)	(675,432)
Accumulated other comprehensive income	653	491

Total stockholders’ equity	29,277	47,214

Total liabilities and stockholders’ equity	$72,176	$111,338

(1)	Includes amounts from related parties of $7,265 and $14,302 at December 31, 2002 and 2001, respectively

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(in thousands, except share and per share data)	2002	2001	2000
Revenues	$65,048	$51,569	$71,799
Cost of revenues	19,295	20,526	22,691

Gross profit	45,753	31,043	49,108

Operating expenses:
Product development	13,286	14,242	14,537
Sales and marketing	25,943	29,741	65,182
General and administrative	15,138	17,461	27,070
Stock-based compensation	76	597	2,534
Amortization of goodwill and other intangible assets	—	22,823	82,581
Write-off of in-process technology	—	—	11,652
Impairment of long-lived assets	2,593	355,183	—
Restructuring costs	1,653	17,337	12,456

Total operating expenses	58,689	457,384	216,012

Operating loss	(12,936)	(426,341)	(166,904)
Gain on dissolution of joint venture	974	13,356	—
Interest and other income, net	1,106	3,221	2,252

Loss before income tax provision	(10,856)	(409,764)	(164,652)
Income tax provision	—	—	1,810

Loss from continuing operations	(10,856)	(409,764)	(166,462)
Loss from discontinued operations	(10,447)	(15,494)	(23,144)

Net loss	$(21,303)	$(425,258)	$(189,606)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.27)	$(11.06)	$(4.84)
Loss from discontinued operations	$(0.25)	$(0.42)	$(0.67)

Net loss per share	$(0.52)	$(11.48)	$(5.51)

Weighted average shares outstanding used in computing basic and diluted net loss per share	40,698,137	37,032,933	34,399,200

Revenues from related parties	$6,189	$18,991	$12,308

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

			Shareholder	Deferred
(in thousands,	Common Stock		Notes	Stock-based
except share data)	Shares	Amount	Receivable	Compensation

Balances at December 31, 1999	28,472,883	$107,636	$(400)	$(5,175)
Issuance of common stock under Employee Stock Purchase Plan	232,685	2,809	—	—
Issuance of common stock upon exercise of stock options and warrants	1,391,735	4,582	(1,988)	—
Issuance of common stock in connection with business combinations	4,770,774	484,619	—	—
Issuance of common stock in secondary public offering, net of issuance costs	1,715,000	122,472	—	—
Repurchase of common stock options early exercised	(313,894)	(632)	—	—
Return of shares held in escrow from Net Effect acquisition	(23,039)	(2,000)	—	—
Reduction of deferred stock-based compensation related to terminations	—	(2,692)	—	2,692
Amortization of deferred stock-based compensation	—	—	—	1,772
Payments on shareholder notes receivable	—	—	167	—
Adjustments related to shareholder notes receivable	—	898	1,047	—
Comprehensive loss:
Unrealized losses on marketable securities	—	—	—	—
Net loss	—	—		—

Comprehensive loss

Balances at December 31, 2000	36,246,144	$717,692	$(1,174)	$(711)

Issuance of common stock under Employee Stock Purchase Plan	477,335	800	—	—
Issuance of common stock upon exercise of stock options and warrants	919,216	618	—	—

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Accumulated
		Other	Total
(in thousands,	Accumulated	Comprehensive	Stockholders’	Comprehensive
except share data)	Deficit	Income (loss)	Equity	Loss

Balances at December 31, 1999	$(60,568)	$(42)	$41,451
Issuance of common stock under Employee Stock Purchase Plan	—	—	2,809
Issuance of common stock upon exercise of stock options and warrants	—	—	2,594
Issuance of common stock in connection with business combinations	—	—	484,619
Issuance of common stock in secondary public offering, net of issuance costs	—	—	122,472
Repurchase of common stock options early exercised	—	—	(632)
Return of shares held in escrow from Net Effect acquisition	—	—	(2,000)
Reduction of deferred stock-based compensation related to terminations	—	—	—
Amortization of deferred stock-based compensation	—	—	1,772
Payments on shareholder notes receivable	—	—	167
Adjustments related to shareholder notes receivable	—	—	1,945
Comprehensive loss:
Unrealized losses on marketable securities	—	177	177	$177
Net loss	(189,606)	—	(189,606)	(189,606)

Comprehensive loss				$(189,429)

Balances at December 31, 2000	$(250,174)	$135	$465,768

Issuance of common stock under Employee Stock Purchase Plan	—	—	800
Issuance of common stock upon exercise of stock options and warrants	—	—	618

			Shareholder	Deferred
(in thousands,	Common Stock		Notes	Stock-based
Except share data)	Shares	Amount	Receivable	Compensation

Issuance of common stock in connection with business combinations	2,085,271	1,877	—	—
Repurchase of common stock	(245,951)	(247)	—	—
Issuance of common stock warrants in exchange for licenses	—	184	—	—
Compensation charge related to grants of common stock options	—	1,386	—	(93)
Amortization of deferred stock-based compensation	—	—	—	706
Adjustments related to shareholder notes receivable	—	—	1,117	—
Comprehensive loss:
Unrealized losses on marketable securities	—	—	—	—
Net loss	—	—	—	—

Comprehensive loss

Balances at December 31, 2001	39,482,015	$722,310	$(57)	$(98)

Issuance of common stock under Employee Stock Purchase Plan	433,540	488	—	—
Issuance of common stock upon exercise of stock options and warrants	1,004,292	1,124	—	—
Issuance of common stock in connection with business combinations	774,792	1,250	—	—
Repurchase of common stock	(224,742)	(243)	—	—
Compensation charge related to grants of restricted common stock	14,168	501	—	—
Amortization of deferred stock-based compensation	—	—	—	91

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Accumulated
		Other	Total
(in thousands,	Accumulated	Comprehensive	Stockholders’	Comprehensive
Except share data)	Deficit	Income (loss)	Equity	Loss

Issuance of common stock in connection with business combinations	—	—	1,877
Repurchase of common stock	—	—	(247)
Issuance of common stock warrants in exchange for licenses	—	—	184
Compensation charge related to grants of common stock options	—	—	1,293
Amortization of deferred stock-based compensation	—	—	706
Adjustments related to shareholder notes receivable	—	—	1,117
Comprehensive loss:
Unrealized losses on marketable securities	—	356	356	$356
Net loss	(425,258)		(425,258)	(425,258)

Comprehensive loss				$(424,902)

Balances at December 31, 2001	$(675,432)	$491	$47,214

Issuance of common stock under Employee Stock Purchase Plan	—	—	488
Issuance of common stock upon exercise of stock options and warrants	—	—	1,124
Issuance of common stock in connection with business combinations	—	—	1,250
Repurchase of common stock	—	—	(243)
Compensation charge related to grants of restricted common stock	—	—	501
Amortization of deferred stock-based compensation	—	—	91

			Shareholder	Deferred
(in thousands,	Common Stock		Notes	Stock-based
except share data)	Shares	Amount	Receivable	Compensation

Adjustments related to shareholder notes receivable	(65,731)	(64)	57	—
Comprehensive loss:
Unrealized losses on marketable securities	—	—	—	—
Foreign currency translation adjustment	—	—	—	—
Net loss	—	—	—	—

Comprehensive loss

Balances at December 31, 2002	41,418,334	$725,366	$—	$(7)

[Additional columns below]

[Continued from above table, first column(s) repeated]

		Accumulated
		Other	Total
(in thousands,	Accumulated	Comprehensive	Stockholders’	Comprehensive
except share data)	Deficit	Income (loss)	Equity	Loss

Adjustments related to shareholder notes receivable	—	—	(7)
Comprehensive loss:
Unrealized losses on marketable securities	—	(430)	(430)	$(430)
Foreign currency translation adjustment	—	592	592	592
Net loss	(21,303)		(21,303)	(21,303)

Comprehensive loss				$(21,141)

Balances at December 31, 2002	$(696,735)	$653	$29,277

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

		Year Ended December 31,
(in thousands)	2002	2001	2000
Operating Activities
Loss from continuing operations	$(10,856)	$(409,764)	$(166,462)
Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Loss from discontinued operations	(10,447)	(15,494)	(23,144)
Depreciation and amortization	8,736	9,410	5,577
Loss on disposal of assets	3	314	3
Issuance of common stock to consultants	—	142	—
Compensation charge related to grants of restricted common stock and common stock options	501	896	—
Amortization of stock-based compensation	91	706	2,996
Amortization of goodwill and intangible assets	2,183	29,433	88,066
Non-cash restructuring charges	1,140	966	12,411
Write-off of in-process technology	—	—	11,652
Non-cash charge for impairment of long lived assets	2,593	355,291	4,254
Non-cash charge for adjustments to shareholder notes receivable	(64)	1,352	1,945
Changes in operating assets and liabilities:
Accounts receivable	(1,072)	14,330	(13,273)
Prepaid expenses and other assets	275	4,986	555
Accounts payable	(3,908)	(1,758)	(1,678)
Accrued compensation and related expenses	(1,383)	(2,404)	1,653
Accrued marketing expenses	(1,141)	(1,631)	(1,031)
Accrued merger costs	213	(29)	(15,902)
Accrued restructuring costs	(17,661)	9,297	—
Other accrued liabilities	(2,848)	(4,403)	5,054
Deferred revenue	(5,279)	(17,342)	25,680

Net cash used in operating activities	(38,924)	(25,702)	(61,644)

Investing Activities
Purchases of property and equipment	(5,287)	(7,174)	(14,660)
Purchases of restricted marketable securities	—	(11,000)	—
Purchases of marketable securities	(2,622)	—	(71,804)
Redemption of non-marketable securities	450	—	—
Redemption of restricted marketable securities	13,741	3,280	—
Redemption of marketable securities	15,101	28,258	35,138
Acquisitions of developed technology	—	(5,650)	—
Business combinations, net of cash acquired	10,904	(1,579)	12,646

Net cash provided by (used in) investing activities	32,287	6,135	(38,680)

Financing Activities
Issuance of common stock	1,612	1,418	129,869
Repurchase of common stock	(243)	(247)	(2,632)
Issuance of notes receivable to stockholders	—	(200)	(2,238)
Repayment of notes receivable from stockholders	57	162	167
Borrowings under line of credit	—	11,000	—
Repayment of capital lease obligations	(893)	(886)	(817)

Net cash provided by financing activities	533	11,247	124,349

Effect of exchange rate changes on cash and cash equivalents	592	—	—

		Year Ended December 31,
(in thousands)	2002	2001	2000
Increase (decrease) in cash and cash equivalents	(5,512)	(8,320)	24,025
Cash and cash equivalents at beginning of year	33,125	41,445	17,420

Cash and cash equivalents at end of year	$27,613	$33,125	$41,445

Supplemental disclosure of noncash investing and financing activities
Common stock issued for business combinations	$1,250	$2,225	$484,619
Common stock warrants issued for licenses	$—	$184	$—
Supplemental disclosure of cash flow information
Interest paid	$478	$630	$464
Income taxes paid	$—	$—	$1,810

See accompanying notes to consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Company

Ask Jeeves, Inc. (“Ask Jeeves’’ or the “Company’’) is a provider of Web-based search technologies. The Company creates a search experience focused on understanding users’ specific needs and interests and connecting them to the most relevant information, products and services.

     Through the quarter ended June 30, 2003, the Company operated through two divisions, Web Properties and Jeeves Solutions. On May 28, 2003, the Company entered into an agreement to sell certain assets used in the Jeeves Solutions business to Kanisa Inc. (“Kanisa”). The sale of such assets closed on July 1, 2003, at which time the Company ceased offering Jeeves Solutions products and services to corporate customers as described in Note 16 (Discontinued Operations).

     The Company’s Web Properties division maintains four Web sites which attract Web traffic by offering users free Internet search services. Ask.com, Ask.co.uk, and Teoma.com generate search results using the Company’s proprietary Teoma search technology, while AJKids.com utilizes the Company’s knowledgebase technology. The Web Properties division generates revenue on Ask.com, Ask.co.uk and Teoma.com in two ways: first by offering advertisers a variety of targeted tools for promoting their products to the Company’s broad user base; and second, by syndicating its search results and ad products to third party Web sites, including portals, infomediaries, and content and destination Web sites.

     The Jeeves Solutions division offered software and services to its corporate customers. Jeeves Solutions’ core software application, JeevesOne, allows corporate customers to add its intuitive search engine to their corporate Internet or intranet sites. With the purchase of additional modules, JeevesOne allows users to search and access a variety of linked enterprise systems and legacy databases.

     The Company was incorporated in California in June 1996 and reincorporated in Delaware in June 1999.

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Investments in the Ask Jeeves Japan joint venture in which the Company has significant influence but does not have a controlling interest are accounted for under the equity method and investments in which the Company does not have the ability to exert significant influence are accounted for at cost. All significant intercompany transactions and balances have been eliminated upon consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.

Cash and Cash Equivalents

The Company considers all cash and highly liquid investments purchased with an original maturity of less than three months at the date of purchase to be cash equivalents. Highly liquid investments included in cash and cash equivalents include commercial paper and short-term U.S., state and government securities. Cash and cash equivalents are recorded at cost, which approximates fair value. Substantially all of the Company’s cash and cash equivalents are held in the custody of two major domestic financial institutions.

Marketable Securities

The Company’s marketable securities are primarily comprised of certificates of deposit, U.S., state and municipal government securities and corporate debt securities. Marketable securities are primarily held in the custody of two major financial institutions. The specific identification method is used to determine the cost of securities disposed. At December 31, 2002 and 2001, substantially all the Company’s marketable securities were classified as available-for-sale. Available-for-sale securities are carried at fair value with unrealized gains and losses on these securities included as a separate component of accumulated other comprehensive income (loss).

The Company performs periodic reviews of its investments for impairment. The Company’s investments in privately held companies are considered impaired when a review of operations and other indicators of impairment indicate that the carrying value of the investment is not likely to be recoverable. Such indicators include limited liquidity and limited prospects of receiving additional financing. Impaired investments in privately held companies are written down to estimated fair value, which is the amount the Company believes is recoverable from its investment, by a reduction of other investments and a corresponding amount recorded as impairment write-downs in its consolidated statements of operations. Impairment write-downs create a new carrying value for investments and the Company does not record subsequent increases in fair value in excess of the new carrying value.

Allowances for Doubtful Accounts

The Company makes judgments as to its ability to collect outstanding receivables and provides allowances for the portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding invoices. For those invoices not specifically reviewed, provisions are provided at differing rates, based upon the age of the receivable. In determining these percentages, the Company has analyzed its historical collection experience and current economic trends.

The Company also records a provision for returns and revenue adjustments in the same period as the related revenues are recorded. These estimates are based on historical analysis of credit memo data and other known factors.

Concentrations, Credit Risk and Credit Risk Evaluations

Concentrations

The Company relies on third-party advertising services, provided by one supplier, to deliver advertisements to its users. The Company is dependent on the ability of its supplier to deliver the advertisements as contracted for and on favorable pricing terms. The inability of the supplier to do so could have a material impact on the consolidated results of operations of the Company. The Company believes that its relationship with its supplier is satisfactory.

During the year ended December 31, 2002, one provider accounted for 15.5% of revenues from continuing operations. No customer accounted for more than 10% of revenues for the years ended December 31, 2001 and 2000.

Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, short and long-term marketable securities and trade accounts receivable. Cash and cash equivalents consist principally of demand deposit and money market accounts, commercial paper and U.S., state and municipal government debt securities with strong credit ratings. Marketable securities consist primarily of debt securities of domestic municipalities and corporations with strong credit ratings. Cash and cash equivalents and securities are held with two major domestic financial institutions with high credit standing. The Company has not experienced any significant losses on its cash and cash equivalents or marketable securities. The Company conducts business with companies in various industries primarily in the United States. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. Allowances are maintained for potential credit issues, and are adjusted periodically to reflect management’s expectations of future losses.

Property and Equipment

Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, typically two to five years. Leasehold improvements are amortized over the shorter of the useful life or the remaining lease term.

Goodwill and Other Intangible Assets

Goodwill represents the excess of the purchase price over the fair value of net tangible and identified intangible assets acquired in business combinations accounted for under the purchase accounting method. Other identifiable intangible assets were purchased by the Company, primarily in connection with business combinations. Goodwill and other intangible assets are presented net of related accumulated amortization and impairment charges and are being amortized over the estimated economic lives of the assets, generally three to five years. Subsequent to December 31, 2001 goodwill and indefinite-lived intangibles are accounted for under a non-amortization approach and are evaluated at least annually for impairment.

The Company records impairment losses on goodwill and other intangible assets when events and circumstances indicate that such assets might be impaired and the estimated fair value of the asset is less than its recorded amount. Conditions that would necessitate an impairment assessment include material adverse changes in operations, significant adverse differences in actual results in comparison with initial valuation forecasts prepared at the time of acquisition, a decision to abandon acquired products, services or technologies, or other significant adverse changes that would indicate the carrying amount of the recorded asset might not be recoverable.

Computer Software for Internal Use

The Company capitalizes certain costs related to software developed or obtained for internal use once certain criteria have been met. To date, these amounts have not been significant.

Software Development Costs

Development costs related to software incorporated in the Company’s products incurred subsequent to the establishment of technological feasibility are capitalized and amortized over the estimated lives of the related products. Technological feasibility is established upon completion of a working model. To date, costs incurred subsequent to the establishment of technological feasibility have not been significant, and all software development costs have been charged to product development expense in the accompanying consolidated statements of operations.

Long-Lived Assets

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets might not be recoverable. The Company does not perform a periodic assessment of assets for impairment in the absence of such information or indicators. Conditions that would necessitate an impairment assessment include a significant decline in the observable market value of an asset, a significant change in the extent or manner in which an asset is used, or a significant adverse change that would indicate that the carrying amount of an asset or group of assets is not recoverable. For long-lived assets to be held and used, the Company measures fair value based on quoted market prices or based on discounted estimates of future cash flows. Long-lived assets to be disposed of are carried at fair value less costs to sell.

Revenue

The Company generally recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable and collectibility is probable. If the Company has doubt about the collectibility of revenue at the time it is earned, such revenue is deferred until cash has been received. The Company’s revenue streams are derived from different sources in its two business units.

Web Properties

Revenues associated with the Company’s Web Properties division are generated from four general sources: (1) sales of branded advertising products; (2) sales of premier listings and other paid placement products; (3) syndication of services offered on its websites to other companies’ sites; and (4) sales of paid inclusion products.

The Company’s branded advertising ranges from traditional advertising units such as banners, towers and interstitials to highly targeted graphic units through its branded response service. Branded advertising is generally sold on a cost per impression basis with the revenue derived from such arrangements recognized during the period that the service is provided, provided that no significant obligations remain at the end of the period. Such obligations typically include the guarantee of a minimum number of “impressions” or times that an advertisement appears in pages viewed by users of our online properties. To the extent the minimum guaranteed impressions are not delivered, the Company defers recognition of the corresponding revenue until the remaining guaranteed impressions levels are achieved.

The Company’s premier listings and other paid placement products are text messages that are designed to connect users interested in a particular product or service with an advertiser offering that product or service. With these products, advertisers pay only for performance, thus these revenues are generated when a user clicks on the answer that links to a merchant’s Web site on a cost per click, or CPC basis. Alternatively, the Company may recognize revenue on a revenue-sharing basis when the paid placement service is offered through one of its affiliates.

License payments from the Company’s Japanese joint venture are recorded as deferred revenue and are being recognized as revenues on a straight-line basis over a four-year period.

The Company’s syndication services range from the sale of promotional material on behalf of partners to the syndication of its Web-wide search technology to portals, infomediaries, and content and destination websites. Syndication fees primarily consist of revenue-sharing arrangements, fixed or fee-per-use arrangements, and revenues are recognized as the service is delivered. Revenues from revenue-sharing arrangements are recorded net of amounts paid to syndication partners, except when the Company acts as the primary obligor in the arrangement and bear risk with respect to the inventory of promotional space and credit risk, in accordance with Emerging Issues Task Force Issue No. 99-19, which expense is recognized as a cost of sale and revenue is recorded on a gross basis.

The Company’s paid inclusion products provide an opportunity for Web sites to ensure that they are included in the Company’s search index. Paid inclusion products are generally priced on a “per URL” basis to have the URL included in the Company’s database and periodically refreshed over a set period of time, which is typically one year. Revenues are collected in advance and recognized over the appropriate service period.

Discontinued Operation: Jeeves Solutions

Revenues from the Company’s discontinued Jeeves Solutions operation are derived from two sources: (1) software license revenues; and (2) services revenue. Software license revenues are generated from companies licensing the rights to use the Company’s natural language and customer intelligence technologies for use on their corporate Web sites. Services revenue is generated from sales of maintenance agreements, consulting services and training services associated with the Company’s licensed software.

The Company recognizes software license revenues in accordance with AICPA Statement of Position 97-2, “Software Revenue Recognition” or SOP 97-2, as amended by Statement of Position 98-9. SOP 97-2 provides specific industry guidance and stipulates that revenue recognized from software arrangements is to be allocated to each element of the arrangement based on the relative fair value of the elements. Under SOP 97-2, the determination of fair value is based on the objective evidence that is specific to the vendor. The Company utilizes the residual method under which revenue is allocated to the undelivered element, based on vendor specific evidence of fair value and the residual amounts of revenue are allocated to the delivered element. The Company recognizes license revenues at the end of the core implementation period if implementation services are included in the original license arrangement and are considered to be essential to the functionality of the software. As a result, even where the Company has a signed license agreement for the purchase of its software and has delivered the software, license revenue recognition depends on whether the Company has begun core implementation. For license agreements under which the Company has no implementation responsibility, or where implementation is not considered to be essential to the functionality of the software, the Company recognizes revenue upon delivery of the software. Examples of situations under which the Company has no implementation responsibility include additional license sales to existing customers or customers who elect to use internal or third party resources to implement the software. In software license arrangements where a service element is critical to the functionality of the software, license, implementation and service fees are recognized ratably over the life of the arrangement, commencing upon service implementation

The Company generally provides consulting and training services on a time and materials basis. It provides maintenance and support services under renewable, term maintenance agreements, which it prices as a percentage of its license fees. Maintenance and support fee revenue is recognized ratably over the contractual term, which is generally twelve months and commences from the implementation of service or delivery of product. Amounts invoiced prior to service implementation are recorded as deferred revenue, with recognition commencing upon service implementation.

Stock-Based Compensation

The Company accounts for employee stock options using the intrinsic value method and makes the required pro forma disclosures as if the fair value method had been used. Compensation expense based on the difference, if any, on the measurement date (generally the date of grant), between the estimated fair value of the Company’s stock and the exercise price of options to purchase that stock is amortized over the vesting period of the related option using the graded vesting method.

Pro Forma Disclosures of the Effect of Stock-Based Compensation

Pro forma information regarding the results of operations and net loss per share is determined as if the Company had accounted for its employee stock options using the fair value method. The fair value of each option granted is estimated on the date of grant using the Black Scholes valuation model. The risk-free interest rate was 5.0% for each of the years 2002, 2001 and 2000. The expected life of options granted in the years ended December 31, 2002, 2001 and 2000, was 10 years, 9 years and 10 years, respectively. No dividend and a volatility factor of 1.2, 1.6 and 1.6 for 2002, 2001, and 2000, respectively, were used.

The Company has elected to use the intrinsic value method in accounting for its employee stock options because, as discussed below, the alternative fair value accounting requires the use of option valuation models that were not developed for use in valuing employee stock options. Under the intrinsic value method, when the exercise price of the Company’s employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

The option valuation models were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected life of the option. Because the Company’s employee stock options have characteristics significantly different from those of traded options and because changes in the subjective input assumptions can materially affect the fair value of the estimate, in management’s opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

Had compensation cost for the Company’s stock-based compensation plans been determined using the fair value at the grant dates for awards under those plans calculated using the Black Scholes valuation model, the Company’s net loss and basic and diluted net loss per share would have been increased to the pro forma amounts indicated below (in thousands, except per share amounts):

	Year Ended December 31,
	2002	2001	2000
Net loss, as reported	$(21,303)	$(425,258)	$(189,606)
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards	(1,859)	(2,807)	(34,548)

Net loss, pro forma	$(23,162)	$(428,065)	$(224,154)

Basic and diluted net loss per share, as reported	$(0.52)	$(11.48)	$(5.51)
Basic and diluted net loss per share, pro forma	$(0.57)	$(11.56)	$(6.52)

The weighted-average grant-date fair value of options granted was $1.37, $1.19 and $23.02 for grants made during years ended December 31, 2002, 2001 and 2000, respectively.

The pro forma impact of options on the net loss for the years ended December 31, 2002, 2001 and 2000, is not representative of the effects on net income (loss) for future years, as future years will include the effects of additional years of stock option grants.

Advertising Costs

The Company expenses the costs of advertising as incurred. Advertising expense of continuing operations for the years ended December 31, 2002, 2001 and 2000 was $1,281,000, $2,576,000, and $19,849,000, respectively.

Income Taxes

The Company uses the liability method to account for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company currently has substantial net operating loss carryforwards. The Company has recorded a 100% valuation allowance against net deferred tax assets due to uncertainty of their ultimate realization.

Foreign Currency Translation

The functional currency of the Company’s international subsidiary is the local currency. The financial statements of this subsidiary are translated to United States dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the year of revenues, costs and expenses. Translation gains (losses) are deferred and accumulated in accumulated other comprehensive income as a component of stockholders’ equity. Net gains and losses resulting from foreign exchange transactions are included in the consolidated statements of operations. The Company did not incur significant net gains or losses resulting from foreign exchange transactions during the periods presented.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Potentially dilutive securities have been excluded from the computation, as their effect is antidilutive. If the Company had reported net income, diluted net income per share would reflect the potential dilution of securities by adding other common stock equivalents, including stock options, warrants and convertible preferred stock, in the weighted average number of common shares outstanding for a period, if dilutive.

Recent Accounting Pronouncements

In July 2001, the FASB issued Statements of Financial Accounting Standards No. 141, Business Combinations (SFAS 141), and No. 142, Goodwill and Other Intangible Assets (SFAS 142). SFAS 141 eliminates the pooling-of-interests method of accounting for business combinations except for qualifying business combinations that were initiated prior to July 1, 2001. SFAS 141 further clarifies the criteria to recognize intangible assets separately from goodwill. The requirements of SFAS 141 are effective for any business combination accounted for by the purchase method that is completed after September 30, 2001. Under SFAS 142, goodwill and indefinite lived intangible assets are no longer amortized but are reviewed annually (or more frequently if impairment indicators arise) for impairment. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives (but with no maximum life). The amortization provisions of Statement 142 apply to goodwill and intangible assets acquired after June 30, 2001. SFAS 142 will have no affect on the Company’s financial statements. Had the provisions of SFAS 142 been in effect during the year ended December 31, 2001, the Company’s results would not have been materially impacted from those reported. Had the provisions of SFAS 142 been in effect during the year ended December 31, 2000, adjusted net loss would have been $106,982,000 and adjusted net loss per share would have been $3.11.

During August 2001, the Financial Accounting Standards Board also issued Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”). SFAS 144 is effective for fiscal years beginning after December 15, 2001 and supercedes Statement of Financial Accounting Standards No. 121, “Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of,” and the accounting and reporting provisions of Accounting Principles Board Opinion No. 30 relating to the disposal of a segment of business. The adoption of SFAS 144 did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

In July 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, Accounting for Costs Associated with Exit and Disposal Activities . This statement supercedes the accounting for exit and disposal activities under Emerging Issues Task Force Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity . Commitment to a plan to exit an activity or dispose of long-lived assets will no longer be sufficient to record a one-time charge for most anticipated costs. Instead, SFAS 146 requires exit or disposal costs be recorded when they are “incurred” and can be measured at fair value. SFAS 146 further requires that the recorded liability be adjusted for changes in estimated cash flows. The provisions of SFAS 146 are effective prospectively for exit or disposal activities initiated after December 31, 2002. Previously issued financial statements cannot be restated for the effect of the provisions of SFAS 146 and liabilities previously recorded under EITF Issue No. 94-3 are grandfathered. The Company does not believe SFAS 146 will have a material impact on their consolidated financial statements.

In November 2002, the EITF reached a consensus on Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables.” EITF Issue No. 00-21 provides guidance on how to account for arrangements that involve the delivery or performance of multiple products, services and/or rights to use assets. The provisions of EITF Issue No. 00-21 will apply to revenue arrangements entered into in fiscal periods beginning after June 15, 2003. The Company is currently evaluating the effect that the adoption of EITF Issue No. 00-21 will have on its results of operations and financial condition

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation, Transition and Disclosure.” SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective for the Company’s fiscal year 2003. The interim disclosure requirements are effective for the first quarter of the Company’s fiscal year 2003. The Company does not expect SFAS No. 148 to have a material impact on their consolidated financial statements.

In January 2003 the Financial Accounting Standards Board issued FASB Interpretation 146 Consolidation of Variable Interest Entities. The interpretation defines variable interest entities as those in which equity investment at risk is not sufficient to permit the entity to finance its activities with out additional subordinated financial support from other parties, or entities in which equity investors lack certain essential characteristics of a controlling financial interest. The primary beneficiary of a variable interest entity is the party that absorbs a majority of the entity’s expected losses, receives a majority of its expected residual returns, or both, as a result of holding variable interests, which are the ownership, contractual, or other pecuniary interests in an entity. The primary beneficiary is required to consolidate the financial position and results of operations of the variable interest entity. The interpretation applies immediately to interests in variable interest entities acquired after January 31,2003 and for the first fiscal year or interim period beginning after June 15, 2003 for interests previously acquired in such entities. The Company believes that adoption of this statement will not have a material effect on its consolidated financial statements.

Reclassifications

Certain prior year balances have been reclassified to conform to the current year presentation.

2. BUSINESS COMBINATIONS

Acquisition of Teoma Technologies, Inc.

In September 2001, the Company acquired Teoma Technologies, Inc, (Teoma) a developer of next generation search technologies. The purpose of the acquisition was to enhance the Company’s strategy of providing intuitive relevant technologies and services. Teoma’s technology divides the Web into natural communities and analyzes topic-specific Web content to generate relevant and authoritative search results.

The acquisition was accounted for as a purchase business combination. The purchase cost consisted of cash of $1.7 million, 2.1 million shares of common stock with a fair value of $1.9 million, 415,000 assumed stock options with a fair value of $183,000, the assumption of liabilities of $488,000 and transaction expenses of $187,000. The purchase cost was allocated to equipment and other assets ($1.6 million) and developed technology ($2.8 million). The purchased technology is being amortized into Web Properties cost of revenues over a period of three years.

The acquisition of Teoma was recorded as a purchase and accordingly, the consolidated financial statements include the operating results of Teoma from the date of acquisition, which occurred in September 2001. The financial results of Teoma prior to the period of acquisition are not material to the consolidated financial statements of the Company.

Acquisition of Direct Hit Technologies, Inc.

In February 2000, the Company acquired Direct Hit Technologies, Inc. (“Direct Hit”), a provider of search and navigation services on the Internet. The purchase consideration consisted of 4,752,000 shares of common stock with a fair value of $456.0 million, 332,000 shares to be issued upon the exercise of outstanding Direct Hit options assumed as part of the merger with a fair value of $25.8 million, liabilities assumed of $10.2 million and $11.2 million in acquisition costs.

The purchase consideration of the acquired assets and assumed liabilities of Direct Hit were allocated based on fair values as follows (in thousands):

Tangible assets	$16,890
Equipment	2,455
Purchased in-process technology	10,259
Purchased technology	19,789
Acquired workforce	797
Goodwill	453,140

Total purchase consideration	$503,330

The acquisition of Direct Hit was recorded as a purchase and accordingly, the consolidated financial statements include the operating results of Direct Hit from the date of acquisition, which occurred in February 2000. During the first quarter of 2001, the Company determined that long-lived assets initially recorded in connection with the acquisition of Direct Hit were impaired. As such, all acquired assets were written down to zero during the year.

Purchased in-process technology. The amounts allocated to purchased in-process technology were determined through established valuation techniques in the high technology Internet industry with the assistance of an independent valuation expert and were expensed upon acquisition because technological feasibility had not been established and no future alternative uses existed. The values assigned to purchased in-process technology were determined by identifying the on-going research projects for which technological feasibility had not been achieved and assessing the state of completion of the research and development effort. The state of completion was determined by estimating the costs and time incurred to date relative to those costs and time to be incurred to develop the purchased in-process technology into commercially viable products, estimating the resulting net cash flows only from the percentage of research and development efforts complete at the date of acquisition, and discounting the net cash flows back to their present value using a 25% discount rate. The discount rate included a factor that took into account the uncertainty surrounding the successful development of the purchased in-process technology projects.

Purchased technology. To determine the values of purchased technology, the expected future cash flows of the existing developed technologies were discounted taking into account the characteristics and applications of the product, the size of existing markets, growth rates of existing and future markets as well as an evaluation of past and anticipated product lifecycles.

Acquired workforce. To determine the values of the acquired workforce, employees were identified who would require significant cost to replace and train. Then each employee’s partially burdened cost (salary, benefits, facilities), the cost to train the employee, and the recruiting costs (locating, interviewing, and hiring) were estimated. These costs were then aggregated and tax-affected to estimate the value of the assembled workforce.

Amounts allocated to purchased technology, goodwill and other intangible assets are being amortized on a straight-line basis over periods of three to five years.

Joint Ventures

Ask Jeeves UK

Ask Jeeves UK was formed in 1999 as a joint venture with two British media companies, Carlton Communications and Granada Media Group. The venture marketed our search technologies and services to Great Britain and the Republic of Ireland. At December 31, 2001, Ask Jeeves owned a 50 percent interest in this joint venture.

In February 2002, the Company acquired the entire outstanding equity interests in Ask Jeeves UK. The Company acquired full ownership of Ask Jeeves UK to enhance the synergies that exist between the U.S. and U.K. operations. The purchase consideration consisted of cash of $1.2 million and 774,792 shares of Ask Jeeves common stock with a fair value of $1.3 million. The assets recorded in the transaction consisted of cash of $7.7 million and accounts receivables of $2.2 million and the assumption of liabilities of $750,000 and transaction expenses of approximately $450,000. The terms of the agreement include an obligation for Ask Jeeves to pay to its former partners fifty percent of the net proceeds of any qualifying sale or offering of shares of Ask Jeeves UK through March 2003. As of December 31, 2002, the Company has recorded a deferred gain of $6.2 million representing the fair value of net assets recorded by the Company in excess of consideration paid. The gain will be recognized as other income when the contingent payment obligation to the former partners expires in March 2003. Additionally, in the three months ended March 31, 2002 the Company recorded a gain of $974,000 representing the remaining balance of deferred license fees paid to the Company by the venture.

The acquisition was accounted for as a purchase business combination and accordingly, the consolidated financial statements include the operating results of Ask Jeeves UK from the date of acquisition. Previously, the Company accounted for its investment in the joint venture under the equity method of accounting. The Company had recorded no value for its interest in the joint venture for accounting purposes. Therefore, the Company had not previously recognized any portion of the net losses of the joint venture. The unaudited pro forma information presented in the table below represents the combined revenue, net loss, and net loss per share of the Company as if the acquisition had taken place on January 1, 2001.

	For Year Ended December 31,
(in thousands, except share and per share amounts)	2002	2001
Revenues	$65,117	$53,150
Loss from continuing operations	$(11,947)	$(423,869)
Net loss	$(22,394)	$(439,363)
Loss from continuing operations per share-basic and diluted	$(0.29)	$(11.21)
Net loss per share-basic and diluted	$(0.55)	$(11.62)
Weighted average shares outstanding used in computing basic and diluted net loss per share	40,698,137	37,807,725

Ask Jeeves en Espanol

In August 2000, Ask Jeeves entered into a Spanish language joint venture, partnering with Univision Communications, Inc. to create Ask Jeeves en Espanol, Inc. The Company subsequently dissolved the joint venture in October 2001. In connection with the dissolution, the Company received cash of approximately $7.5 million and reacquired the rights and licenses originally assigned to the venture. The Company recorded a gain of approximately $13.4 million in the three months ended December 31, 2001, representing the remaining balance of deferred license fees paid to the Company by the venture as well as the value of cash received by the Company. The Company had previously carried its investment in the venture at a carrying value of zero.

Ask Jeeves Japan

Ask Jeeves Japan, a joint venture with Trans Cosmos Inc. USA Pacific Holdings Company III, a subsidiary of a Japanese customer service and information technology support provider, was established to launch a Japanese language version of Ask.com, create Japanese specific content for the Japanese Ask.com Web site, and to market Jeeves Solutions products and services to the Japanese marketplace. The Company owns approximately 47 percent of the voting securities of this joint venture. In connection with the establishment of Ask Jeeves Japan, Ask Jeeves granted the joint venture an exclusive license to the Company’s current and future products and services in Japan and for the Japanese-speaking market.

The Company has entered into various agreements with these joint ventures for the license and support of its technology within the United Kingdom, Japan and to the Spanish speaking market. In connection with these agreements, the Company received cash payments, all of which were funded by the Company’s joint venture partners, that have been recorded as deferred revenues and are being recognized as revenues on a straight-line basis over three to four year periods. For the years ended December 31, 2002, 2001 and 2000, the Company recorded revenues of $6,189,000, $18,991,000 and $12,308,000, respectively, relating to these license arrangements.

3. MARKETABLE SECURITIES

At December 31, 2002 and 2001, all of the Company’s marketable securities were classified as available-for-sale. Management determines the appropriate classification of marketable securities at the time of purchase and re-evaluates such designation at the end of each period. Marketable securities are carried at fair value, based on quoted market prices. For the years ended December 31, 2002 and 2001, gross realized gains were $160,000 and $229,000, respectively.

The following tables summarize the Company’s marketable securities (in thousands):

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated Fair
December 31, 2002	Cost	Gains	Losses	Value
Certificates of Deposit	$65	$—	$—	$65
US Government notes	12,200	35	—	12,235
Corporate notes	1,600	1	—	1,601
Asset-backed securities	2,901	26	(1)	2,926

Total available for sale securities	$16,766	$62	$(1)	$16,827

Classified as:
Marketable securities				$5,762
Restricted cash and marketable securities				11,065

Total				$16,827

		Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated Fair
December 31, 2001	Cost	Gains	Losses	Value
Commercial paper	$2,106	$—	$—	$2,106
Municipal bonds	450	—	—	450
US Government notes	18,041	223	—	18,264
Corporate notes	12,785	130	—	12,915
Asset-backed securities	9,604	152	(14)	9,742

Total available for sale securities	$42,986	$505	$(14)	$43,477

Classified as:
Marketable securities				$18,671
Restricted cash and marketable securities				15,489
Restricted marketable securities				9,317

Total				$43,477

The amortized cost and estimated fair value of marketable securities in debt securities at December 31, 2002, by effective maturity, were as follows (in thousands):

		Estimated Fair
	Amortized Cost	Value
Due in 1 year or less	$10,641	$10,687
Due in 1-2 years	6,125	6,140

Total investments in debt securities	$16,766	$16,827

Restrictions on marketable securities include $11.1 million collateralizing borrowings and outstanding letters of credit. See Note 7.

4. PROPERTY AND EQUIPMENT

Property and equipment consists of the following (in thousands):

	December 31,
	2002	2001
Computer equipment and related software	$23,986	$25,910
Furniture and fixtures	3,395	3,469
Leasehold improvements	2,391	1,945

Total	29,772	31,324
Less accumulated depreciation and amortization	(18,850)	(14,865)

Property and equipment, net	$10,922	$16,459

Depreciation expense of continuing operations for the years ended December 31, 2002, 2001, and 2000 was $8,303,000, $8,974,000 and $5,417,000, respectively.

Cost related to assets under capital lease obligations was $3,499,000 at December 31, 2001 and 2000. During March of 2002, the Company disposed of the remaining assets under capital lease obligations, as they were no longer in use. The net book value of the disposed assets was $393,000. Accumulated amortization related to assets under capital lease obligations at December 31, 2001 and 2000 was $2,939,000 and $1,723,000, respectively. Amortization of assets under capital lease obligations is included in depreciation expense.

5. INTANGIBLE ASSETS

Intangible assets consist of the following (in thousands):

	December 31,

	2002	2001
Goodwill, net of adjustments	$—	$446,885
Accumulated amortization	—	(105,067)
Restructuring charge	—	(100)
Impairment adjustments	—	(341,718)

Goodwill, net	—	—

Other intangibles	9,765	41,119
Accumulated amortization	(6,565)	(22,270)
Impairment adjustments	(252)	(13,465)

Other intangible assets, net	2,948	5,384

Total intangible assets, net	$2,948	$5,384

Amortization expense of continuing operations for the years ended December 31, 2002, 2001, and 2000 was $2,183,000, $29,107,000, and $86,863,000, respectively.

During 2002, the Company recorded an impairment charge of $252,000 related to the intangible assets of E-tours, as the Company discontinued offering this service.

During 2001, the Company identified indicators of possible impairment of its long-lived assets, consisting principally of goodwill and other acquired intangible assets. These indicators included the acquisition of Teoma Technologies, Inc leading to potential obsolescence of previously acquired technology, continued deterioration in the business climate for Internet advertising, significant declines in the market values of the Company’s competitors in the Internet advertising industry and changes in its 2001 operating and cash flow forecasts.

With the assistance of independent valuation experts, the Company performed asset impairment tests at the enterprise level, the lowest level for which there are identifiable cash flows related to its acquired intangible assets and goodwill. The tests were performed by comparing the expected undiscounted cash flows for a four-year period, plus a terminal value for future cash flows, to the carrying amount of the long-lived assets resulting from purchase business combinations. Based on the results of these tests, the Company determined that the long-lived assets initially recorded in connection with its business combinations were impaired. With the assistance of independent valuation experts, the Company determined the fair value of the impaired long-lived assets. Fair value was determined using the discounted cash flow method. A write-down of long-lived assets totaling $355.2 million, allocated to acquired goodwill and other intangible assets, was recorded during 2001 reflecting the amount by which the carrying amount of the assets exceed their respective fair values.

6. LEASE COMMITMENTS

The Company has entered into operating and capital leases for certain office space and equipment that contain renewal options. Capital lease obligations for equipment represent the present value of future lease payments under the agreements. The Company has options to purchase the leased assets at the end of the lease terms.

In February 2002, the Company reached agreement on the settlement of a 10-year lease obligation for office space not needed as a result of restructuring of its operations. The terms of the agreement included the one-time payment of $16 million. The entire amount of the settlement was included in the Company’s restructuring charges in the year ending December 31, 2001. As a result of the settlement of the lease obligation, the Company terminated a standby letter of credit pledged as security on the lease in the amount of $13.7 million.

The future minimum lease payments under non-cancelable leases with terms in excess of one year are as follows (in thousands):

Years ending December 31:	Capital Leases	Operating Leases

2003	$589	$4,112
2004	—	3,817
2005	—	1,574
2006	—	751
2007	—	751
Thereafter	—	1,691

Total minimum lease payments	$589	$12,696

Less interest	(17)

Present value of minimum lease payments	$572

Rent expense of continuing operations was $2,738,000, $3,675,000, and $4,125,000 for the years ended December 31, 2002, 2001 and 2000, respectively. Sublease rental income for the years ended December 31, 2002, 2001 and 2000 was $573,000, $381,000 and $225,000, respectively. Aggregate future minimum rentals to be received under non-cancelable subleases as of December 31, 2002 are $856,000.

7. LINE OF CREDIT

The Company has a revolving line of credit with a bank in the amount of $15 million. The line of credit expires on July 1, 2003, unless extended. Borrowings under the line of credit bear fixed rate interest from the date of borrowing at LIBOR plus 0.5% (2.6% at December 31, 2002). All borrowings are collateralized by the Company’s marketable securities. Borrowings under the line are subject to various covenants. As of December 31, 2002, $11.0 million was outstanding under the line of credit. Additionally, standby letters of credit of approximately $65,000, which are being maintained as security for performance under various obligations, were issued and outstanding under the line of credit.

8. INCOME TAXES

There has been no provision for U.S. federal or state income taxes for any period as the Company has incurred operating losses in all periods.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows (in thousands):

	December 31,

	2002	2001
Deferred Tax Assets:
Net operating loss carryforwards	$78,936	$55,756
Capitalized research and development costs	2,641	2,446
Accrued expenses	3,556	10,342
Deferred revenue	4,316	10,180
Other	2,470	2,148

Deferred tax assets	91,919	80,872
Valuation allowance	(90,693)	(79,872)

Total deferred tax assets	$1,226	$1,000

Deferred Tax Liabilities:
Other	$(1,226)	$(1,000)
Total deferred tax liabilities	$(1,226)	$(1,000)

Net deferred tax assets	$—	$—

A valuation allowance has been established and, accordingly, no benefit has been recognized for the Company’s net operating losses and other deferred tax assets. The net valuation allowance increased by $10.8 million and $22.6 million during the years ended December 31, 2002 and 2001, respectively. The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include the Company’s net losses in recent years and deficit in stockholder’s equity. The Company will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results.

The tax benefits associated with employee stock options provide a deferred benefit of $10.0 million as of December 31, 2002. The deferred tax benefit associated with the employee stock options will be credited to common stock when realized.

At December 31, 2002, the Company had net operating loss carryforwards (NOLS) for federal income tax purposes of approximately $211.0 million, which expire in the years 2012 through 2022. The Company also had net operating loss carryforwards for state income tax purposes of approximately $83.0 million that expire in the years 2004 through 2013. California has suspended the use of NOLS for tax years 2002 and 2003.

Utilization of the Company’s net operating loss carryforwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss carryforwards before utilization.

9. STOCKHOLDERS’ EQUITY

Stockholder Rights Plan

In April 2001, the Company adopted a stockholder rights plan and declared a dividend distribution of one right for each outstanding share of common stock to stockholders of record as of May 7, 2001. Each right entitles the holder to purchase one unit consisting of one one-thousandth of a share of our Series A Junior Participating Preferred Stock for $20 per unit. Under certain circumstances, if a person or group acquires 15% or more of the Company’s outstanding common stock, holders of the rights (other than the person or group triggering their exercise) will be able to purchase, in exchange for the $20 exercise price, shares of the Company’s common stock or of any company into which Ask Jeeves is merged having a value of $40. The rights expire on May 7, 2011 unless extended by the Company’s board of directors.

Shares Reserved for Future Issuance

At December 31, 2002, the Company has reserved shares of common stock for future issuance as follows:

Stock options outstanding	10,501,534
Stock options available for grant	7,255,233
Employee stock purchase plan	200,083

Total	17,956,850

1996 Equity Incentive Plan

Under the Company’s 1996 Equity Incentive Plan (“1996 Plan”), as amended, 5,973,372 shares of common stock are reserved for the issuance of incentive stock options (“ISOs”) or non-statutory stock options (“NSOs”) to employees, officers, directors, and consultants. The ISOs may be granted at a price per share not less than the fair market value on the date of the grant. The NSOs may be granted at a price per share not less than 85% of the fair market value at the date of grant. Options granted under the 1996 Plan are exercisable over a maximum term of ten years from the date of grant and generally vest over periods of up to four years. Options granted under the 1996 plan contain an accelerated vesting feature based upon a change in control of the Company.

1999 Equity Incentive Plan

In April 1999, the Company adopted the 1999 Equity Incentive Plan (the “1999 Plan”). The Company has reserved a total of 9,312,756 shares of common stock for the issuance under the 1999 Plan, which provides for the grant of ISOs to employees, and of ISOs, NSOs and rights to acquire restricted stock to employees, directors, and consultants of the Company and its affiliates. The plan provides that the shares reserved for issuance shall be increased annually by the lesser of seven percent of the total number of shares of common stock outstanding, three million shares, or such smaller number of shares as determined by the Board.

1999 Employee Stock Purchase Plan

In May 1999, the Company adopted, as amended, the 1999 Employee Stock Purchase Plan. The Company has reserved a total of 1,342,978 shares of common stock for issuance under the plan. Eligible employees may purchase common stock at 85% of the lesser of the fair market value of the Company’s common stock on the first day of their entry into the applicable two-year offering period or the last day of the applicable six-month purchase period. The plan provides that the shares reserved for issuance shall be increased annually by the lesser of one percent of the total number of shares of common stock outstanding, 400,000 shares, or such smaller number of shares as determined by the Board. At December 31, 2002, 200,083 shares were available for grant under the plan.

1999 Non-Qualified Equity Incentive Plan

In October 1999, the Company adopted the 1999 Non-Qualified Equity Incentive Plan. The Company has reserved a total of 7,700,000 shares of common stock authorized for issuance under the 1999 Non-Qualified Equity Incentive Plan, which provides for the grant of non-statutory stock options, rights to purchase restricted stock and stock bonuses to employees, members of the Board of Directors, and consultants of the Company and its affiliates.

A summary of stock option activity for all stock plans of the Company is set forth below:

	Options Outstanding

		Weighted-average
		Exercise Price
	Shares	Per Share
Outstanding at December 31, 1999	6,502,700	$20.74
Options assumed at acquisition of Direct Hit Technologies, Inc.	331,596	9.25
Granted	6,321,660	24.49
Canceled	(2,498,547)	37.23
Exercised	(1,366,201)	3.29

Outstanding at December 31, 2000	9,291,208	$21.43
Granted	6,992,805	1.23
Canceled	(5,314,080)	19.12
Exercised	(919,216)	0.60

Outstanding at December 31, 2001	10,050,717	$10.60
Granted	5,155,340	1.42
Canceled	(3,242,434)	13.04
Exercised	(1,462,089)	1.09

Outstanding at December 31, 2002	10,501,534	$6.72

Vested and exercisable at December 31, 2002	5,000,320	$10.52

The weighted-average remaining contractual life of options outstanding at December 31, 2002 and 2001 was 8.5 years and 8.4 years, respectively.

During the year ended December 31, 2002, 460,462 shares of restricted stock were granted under the plans. As of December 31, 2002, restricted share grants of 185,529 and 260,765 remained unvested, and vest at the earlier of the employee’s termination or April 1, 2003 and October 1, 2003, respectively.

The following table summarizes the status of stock options outstanding at December 31, 2002:

			Options Outstanding			Options Exercisable

				Weighted Average	Weighted Average		Weighted Average
Range of			Number	Remaining Contractual	Exercise Price	Number	Exercise Price
Exercise Prices			Outstanding	Life (in Years)	per Share	Exercisable	per Share
$0.00	—	0.68	372,134	7.70	$0.64	331,636	$0.64
0.73	—	0.88	2,113,329	8.21	0.87	1,235,242	0.87
0.90	—	1.10	1,123,325	9.11	1.01	398,130	1.03
1.11	—	1.15	289,983	9.65	1.15	6,416	1.12
1.16	—	1.21	1,913,637	9.32	1.21	260,063	1.21
1.22	—	1.77	1,220,553	8.77	1.58	471,891	1.64
1.83	—	2.78	1,171,800	8.71	2.35	530,184	2.32
2.82	—	18.50	1,772,197	7.45	14.20	1,359,298	15.67
18.56	—	125.86	523,076	7.04	66.22	406,367	66.78
138.00	—	138.00	1,500	7.01	138.00	1,093	138.00

Total			10,501,534	8.46	$6.72	5,000,320	$10.52

The following table shows the amount of stock-based compensation of continuing operations that would have been classified under the following categories had stock-based compensation been separately stated on the consolidated statements of operations:

	Year Ended December 31,

(in thousands)	2002	2001	2000
Cost of revenues	$7	$20	$33
Product development	15	413	691
Sales and marketing	30	71	84
General and administrative	24	93	1,726

Total	$76	$597	$2,534

10. RESTRUCTURING AND ASSET IMPAIRMENT

In December 2000, the Company’s Board of Directors approved a realignment of the business organization in an effort to streamline operations, increase revenues, reduce costs and bring staffing in line with our current and anticipated requirements. As part of the restructuring program, the Company implemented a reduction in force of approximately 152 positions. The reductions came from all areas of the Company (including both continuing and discontinued operations) and, as of December 31, 2000, all of the affected employees had been notified and the majority of these terminations were completed. As part of the restructuring, the Company determined that the operations of the Evergreen Project, Inc, which was acquired in January 2000, no longer fit the Company’s strategic objectives and were terminated. The Company incurred a charge of approximately $13.5 million in the fourth quarter of the year ended December 31, 2000 relating to the restructuring. This charge included $2.2 million related to costs associated with employee terminations, which included severance pay and medical and other benefits plus legal and accounting costs. The charge also included approximately $8.0 million in estimated facility exit costs and $3.3 million in non-cash asset write-downs. The facility exit costs were associated with the consolidations of various facilities in California and Missouri. Non-cash asset write-downs related to the termination of the Evergreen operation of approximately $3.1 million of goodwill and $200,000 of equipment. In the year ended December 31, 2001, the Company reported charges of approximately $11.8 million, which included approximately $11.3 million related to facility consolidations in California, as a result of unsuccessful attempts to sublease in a rapidly deteriorating market which led to the Company’s decision to terminate a significant lease obligation for a termination fee. In addition, the charge included additional severance pay and medical and other benefits of approximately $400,000 and an asset write-off related to the termination of the Evergreen operation of approximately $100,000. The Company completed the restructuring program during the fourth quarter of the year ended December 31, 2001.

In April 2001, the Company implemented an additional restructuring program, approved by its Board of Directors,

which included a reduction in force of approximately 73 employees. The reductions came from all areas of the Company and, as of April 30, 2001, all of the affected employees had been notified and the majority of these terminations were completed. In the year ended December 31, 2001, the Company reported charges of $2.7 million, which included approximately $1.7 million related to costs associated with employee terminations, which included severance pay and medical and other benefits plus accounting and legal costs; approximately $500,000 related to the termination of a marketing agreement; and $500,000 in estimated facility exit costs associated with the consolidation of facilities in New York. The Company completed this restructuring program and such costs were included in the fourth quarter of the year ended December 31, 2001.

In September 2001, the Company’s Board of Directors approved a further restructuring program aimed at streamlining its underlying cost structure to better position the Company for growth and improved operating results. As part of the restructuring program, the Company implemented a reduction in force of approximately 43 positions over the third and fourth quarters of the year ended December 31, 2001. The reductions came from all areas of the Company and, as of December 31, 2001, the employees had been notified and the majority of these terminations were completed. In the year ended December 31, 2001, the Company incurred a charge of approximately $3.6 million, which included a charge of (1) approximately $2.0 million in estimated facility exit costs associated with the consolidation of facilities in Emeryville, California, (2) $800,000 related to costs associated with employee terminations, which included severance pay and medical and other benefits plus accounting and legal costs, and (3) termination of a marketing agreement of approximately $800,000. The Company completed this restructuring program and such costs were included in the fourth quarter of the year ended December 31, 2001.

In the year ended December 31, 2002, the Company incurred additional restructuring charges of approximately $2.5 million relating to workforce reductions and facilities exit costs. During the second and third quarters, the Company implemented workforce reductions totaling approximately 102 positions and resulting in charges of $1.4 million for severance pay and medical and other benefits. Additionally, in the fourth quarter, the Company revised its assumptions relating to its ability to sublease vacated facilities, resulting in facilities exit charges totaling $1.1 million.

The following table sets forth the restructuring activity during the years ended December 31, 2002, 2001 and 2000 (in thousands).

	Restructuring				Restructuring
	Accrued				Accrued
	Costs at				Costs at
2002 Charged to restructuring	January 1,	Restructuring	Cash	Asset	December 31,
expense:	2002	Charges	Paid	Write-offs	2002
Facility exit costs	$18,119	$1,098	$(17,334)	$—	$1,883
Asset write-downs	—	—	—	—	—
Marketing contract terminations	—	—	—	—	—
Severance and professional fees	310	1,372	(1,658)	—	24

Total	$18,429	$2,470	$(18,992)	$—	$1,907

Allocated to:
Continuing operations	$18,346	$1,653			$1,892
Discontinued operations	83	817			15

Total	$18,429	$2,470			$1,907

	Restructuring				Restructuring
	Accrued				Accrued
	Costs at				Costs at
2001 Charged to restructuring	January 1,	Restructuring	Cash	Asset	December 31,
expense:	2001	Charges	Paid	Write-offs	2001
Facility exit costs	$7,984	$13,802	$(3,319)	$(348)	$18,119
Asset write-downs	—	100	—	(100)	—
Marketing contract terminations	—	1,318	(1,318)	—	—

	Restructuring				Restructuring
	Accrued				Accrued
	Costs at				Costs at
2001 Charged to restructuring	January 1,	Restructuring	Cash	Asset	December 31,
expense:	2001	Charges	Paid	Write-offs	2001
Severance and professional fees	1,148	2,907	(3,745)	—	310

Total	$9,132	$18,127	$(8,382)	$(448)	$18,429

Allocated to:
Continuing operations	$8,951	$17,337			$18,346
Discontinued operations	181	790			83

Total	$9,132	$18,127			$18,429

	Restructuring				Restructuring
	Accrued				Accrued
	Costs at				Costs at
2000 Charged to restructuring	January 1,	Restructuring	Cash	Asset	December 31,
expense:	2000	Charges	Paid	Write-offs	2000
Facility exit costs	$—	$7,984	$—	$—	$7,984
Asset write-downs	—	3,279	—	(3,279)	—
Marketing contract terminations	—	—	—	—	—
Severance and professional fees	—	2,203	(1,055)	—	1,148

Total	$—	$13,466	$(1,055)	$(3,279)	$9,132

Allocated to:
Continuing operations	$—	$12,456			$8,951
Discontinued operations	—	1,010			181

Total	$—	$13,466			$9,132

The Company also recorded write-downs to estimated fair value of non-marketable investments in privately held companies that were deemed to have had other than temporary declines in value below their carrying value totaling $264,000, and $4.3 million for the years ended December 31, 2001 and 2000 respectively. There were no similar write-downs for the year ending December 31, 2002.

11. EMPLOYEE BENEFIT PLANS

Defined Contribution Plan

Effective January 1, 1999, the Company adopted a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code, which covers substantially all employees. Eligible employees may contribute amounts to the plan, via payroll withholding, subject to certain limitations. The Company does not match contributions by plan participants.

12. RELATED PARTY TRANSACTIONS

During the years ended December 31, 2001 and 2000, the Company provided loans to shareholders, who are also officers, totaling $200,000 and $3,171,000 respectively. The loan made during 2001 was repaid prior to December 31, 2001. All remaining amounts outstanding were settled in 2002. During the years ended December 31, 2001 and 2000, a charge to general and administrative expense of $159,000 and $1,945,000 respectively, was recorded to adjust the carrying value of the notes to the fair value of the underlying collateral and to reflect certain other adjustments with respect to such notes. During the year ended December 31, 2002, in connection with the note settlements the Company recorded recoveries of amounts previously charged-off totaling approximately $64,000.

13. LEGAL PROCEEDINGS

From time to time, the Company is subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of patents, trademarks, copyrights and other intellectual property rights, and a variety of claims arising in connection with the services, such as claims alleging defamation or invasion of privacy.

On October 25, 2001, a putative class action lawsuit captioned Leonard Turroff, et al. vs Ask Jeeves, Inc., et al. was filed against the Company and two of the Company’s officers and directors (collectively the “Individual Defendants”) in the United States District Court for the Southern District of New York. Also named as defendants were Morgan Stanley & Co., Inc., FleetBoston Robertson Stephens, Goldman Sachs & Co., U.S. Bancorp Piper Jaffray, and Dain Rauscher, Inc., the underwriters of the Company’s initial public offering. The complaint alleges violations of Section 11 of the Securities Act of 1933 against all defendants, and violations of Section 15 of the Securities Act against the Individual Defendants in connection with the Company’s initial public offering (“IPO”). An amended complaint was filed on December 6, 2001, which includes the same allegations in connection with Ask Jeeves’ secondary offering in March 2000. The complaints seek unspecified damages on behalf of a purported class of purchasers of common stock between June 30, 1999 and December 6, 2000. The Company believes the claims are without merit and intends to defend the actions vigorously.

In May 2, 2002, a stockholder derivative lawsuit was filed in the Superior Court of California, County of Alameda, titled Brenner v. Strauch et al. The lawsuit purported to be filed on behalf of the Company, asserting claims against the officers and directors at the time of the Company’s IPO. Also named as defendants were Morgan Stanley & Co., Inc., and FleetBoston Robertson Stephens, the underwriters of the Company’s IPO. The complaint alleged breach of fiduciary duty, negligence, an unjust enrichment of the named officers and directors, for acquiescing and/or conspiring with the underwriter defendants in underpricing the IPO. Upon Defendants’ motion, the lawsuit was transferred to the U.S. District Court in Northern California. On October 31, 2002, the Court dismissed the lawsuit, with prejudice. The plaintiff has appealed and the case has been consolidated with similar derivative actions. Appellate briefing will occur from late March to early May 2003.

In management’s opinion, resolution of these matters is not expected to have a material adverse impact on the Company’s results of operation, cash flows or financial position. However, depending on the amount and timing, an unfavorable resolution of these matters could materially and adversely affect the Company’s future results of operations, cash flows or financial position in a future period.

14. BUSINESS SEGMENT AND GEOGRAPHIC INFORMATION

The Company’s continuing operations are in a single business segment that includes Internet search technologies and the sale of advertising.

The Company provides its search technologies and services internationally both directly and through its joint venture. Attribution of revenues by geographic region is based on the country in which the customer is domiciled. Geographic information on revenues of continuing operations is as follows (in thousands):

Year Ended December 31,	2002	2001	2000
Revenues:
North America	$42,270	$35,329	$59,779
United Kingdom	18,090	11,275	9,040
Other international	4,688	4,965	2,980

Total	$65,048	$51,569	$71,799

Included in revenues are amounts from related parties of $6,189,000, $18,991,000 and $12,308,000 for the years ended December 31, 2002, 2001, and 2000, respectively.

15. NET LOSS PER SHARE

The following table sets forth the computation of net loss per share (in thousands, except share and per share data):

	Year Ended December 31,

	2002	2001	2000
Basic and diluted net loss per share Numerator:
Loss from continuing operations	$(10,856)	$(409,764)	$(166,462)
Loss from discontinued operations	(10,447)	(15,494)	(23,144)

Net loss	$(21,303)	$(425,258)	$(189,606)

Denominator: Weighted-average shares common stock outstanding	40,745,809	37,201,298	35,242,370
Less: weighted average shares common stock subject to repurchase	(47,672)	(168,365)	(843,170)

Weighted-average shares used in calculation of basic and diluted net loss per share	40,698,137	37,032,933	34,399,200

Basic and diluted net loss per share:
Loss from continuing operations	$(0.27)	$(11.06)	$(4.84)
Loss from discontinued operations	$(0.25)	$(0.42)	$(0.67)

Basic and diluted net loss per share	$(0.52)	$(11.48)	$(5.51)

If the Company had reported net income, the calculation of historical diluted earnings per share would have included an additional 1,480,922, 1,408,338 and 4,812,380 common equivalent shares related to the outstanding stock options and warrants not included above (determined using the treasury stock method) for the years ended December 31, 2002, 2001 and 2000, respectively. For the years ended December 31, 2002, 2001 and 2000, a total of 4,597,853, 6,291,056 and 1,286,697 common equivalent shares related to outstanding stock options and warrants (determined using the treasury stock method) have been excluded from the calculation of historical diluted earnings per share as their respective exercise prices were more than the average market value for the respective periods.

16. DISCONTINUED OPERATIONS

     On May 28, 2003, the Company entered into an agreement to sell certain assets used in the Jeeves Solutions division to Kanisa Inc. (“Kanisa”). The sale of such assets closed on July 1, 2003 at which time the Company ceased offering Jeeves Solutions products and services to corporate customers. The assets sold included, among other things, tangible personal property, intellectual property and customer and business contracts.

     In the third quarter of 2003, the Company will record a gain of approximately $3.5 million representing the excess of the purchase consideration received at closing over the book value of the assets sold, as well as the remaining amount of deferred license fees applicable to Jeeves Solutions. In exchange for the sale of such assets, the Company received $3,401,000 in cash at the closing and a promissory note for up to $750,000 which is payable, subject to certain set-off provisions, one year from the date of closing. The amount payable under the note is currently expected to be approximately $731,000, and is subject to certain upward or downward adjustments, but in no event shall the amount payable under the note exceed $750,000. The proceeds, if any, from the promissory note will be recorded as additional gain on the transaction upon receipt.

     The assets and liabilities of Jeeves Solutions have been classified as assets and liabilities of discontinued operations in the Consolidated Balance Sheets and the results of operations have been reclassified as loss from discontinued operations in the Consolidated Statement of Operations for all dates and periods presented. Total revenues related to the discontinued operations were $9,088,000, $14,982,000 and $23,901,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

     The carrying values of the major classes of assets and liabilities of the Jeeves Solutions division are as follows (in thousands):

	December 31,

	2002	2001
Assets:
Accounts receivable, net	$1,953	$1,998
Prepaid expenses and other current assets	363	74
Property and equipment, net	383	639

	$2,699	$2,711

Liabilities:
Accounts payable and accrued liabilities	$858	$2,258
Deferred revenue	2,157	1,767

	$3,015	$4,025

17. QUARTERLY FINANCIAL DATA (UNAUDITED)

		Three Months Ended
2002 (in thousands)	December 31	September 30	June 30	March 31
Revenue	$20,169	$15,886	$15,381	$13,612
Gross profit	$15,105	$10,779	$10,660	$9,209
Operating income (loss)	$2,565	$(2,484)	$(5,071)	$(7,946)
Income (loss) from continuing operations	$2,861	$(2,235)	$(4,949)	$(6,533)
Net income (loss)	$2,005	$(4,370)	$(8,499)	$(10,439)
Income (loss) from continuing operations per share—basic and diluted	$0.07	$(0.06)	$(0.12)	$(0.16)
Loss from discontinued operations per share- basic and diluted	$(0.02)	$(0.05)	$(0.09)	$(0.10)
Net income (loss) per share – basic and diluted	$0.05	$(0.11)	$(0.21)	$(0.26)

		Three Months Ended
2001 (in thousands)	December 31	September 30	June 30	March 31
Revenue	$12,860	$11,797	$12,800	$14,112
Gross profit	$9,388	$7,260	$6,220	$8,175
Operating income (loss)	$(9,542)	$(24,363)	$(18,735)	$(373,701)
Income (loss) from continuing operations	$4,424	$(24,112)	$(17,726)	$(372,350)
Net income (loss)	$1,354	$(27,466)	$(20,936)	$(378,210)
Income (loss) from continuing operations per share—basic and diluted	$0.11	$(0.65)	$(0.49)	$(10.39)
Loss from discontinued operations per share- basic and diluted	$(0.08)	$(0.09)	$(0.09)	$(0.16)
Net income (loss) per share—basic and diluted	$0.03	$(0.74)	$(0.58)	$(10.55)

SCHEDULE II

ASK JEEVES, INC.
VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

	Balance at			Balance at
	Beginning	Charge to Costs		End of
	of Period	and Expenses	Deductions	Period
Year ended December 31, 2002:
Allowance for doubtful accounts	$1,813	$491	$359	$1,945
Continuing Ops:	1,032			1,593
Discontinued Ops:	781			352
Year ended December 31, 2001:
Allowance for doubtful accounts	$4,627	$2,021	$4,835	$1,813
Continuing Ops:	4,567			1,032
Discontinued Ops:	60			781
Year ended December 31, 2000:
Allowance for doubtful accounts	$125	$5,543	$1,041	$4,627
Continuing Ops:	125			4,567
Discontinued Ops:	—			60